Exhibit 4.37

Standard Form of Guarantee Scheme

I. Definitions

Unless the context otherwise provides or requires, the following terms used in this Standard Form shall have the following meanings:

1.1 Zhengxuan Guarantee/Company: refers to Shanxi Zhengxuan Finance Guarantee Co., Ltd., which establishes this Guarantee Scheme (hereinafter referred to as the “Scheme”).

1.2 Hexindai Platform: www.hexindai.com, including the operating environments available as an APP or in other electronic forms, which are operated by Hexin E-Commerce Co., Ltd..

1.3 Loan Agreement: refers to the Loan Agreement, and appendices thereto (if any), executed via the Hexindai Platform by the Lender, the Borrower, and Hexin E-Commerce Co., Ltd..

1.4 Lender: refers to the Lender in the Loan Agreement, who, as a user registered in real name on and verified by the Hexindai Platform, shall be a natural person, legal person, or another organization having full capacity for civil rights and full capacity for civil conduct under the laws of the People’s Republic of China (excluding Hong Kong Special Administration Region, Macao Special Administration Region, and Taiwan), and may lend funds out as a lender via the information intermediary services provided by the Hexindai Platform.

1.5 Borrower: refers to the Borrower in the Loan Agreement, who, as a user registered in real name on and verified by the Hexindai Platform, shall be a natural person, legal person, or another organization having full capacity for civil rights and full capacity for civil conduct under the laws of the People’s Republic of China (excluding Hong Kong Special Administration Region, Macao Special Administration Region, and Taiwan), and may publish funding needs on the Hexindai Platform and get funds from the Lender.

1.6 Depositary Bank: refers to a bank which enters into the depositary contract with Hexin E-Commerce Co., Ltd. for providing fund depositary services and opening a depositary account for the online loan business offered by the Hexindai Platform.

1.7 Guarantee and Service Fund: refers to the Guarantee Fund paid by a Borrower participating in the Guarantee Scheme to the financing guarantee company in accordance with the provisions of the Loan Agreement, the Standard Form of Guarantee Scheme, and other provisions for guaranteeing its obligations of paying the principal and interests, and the Guarantee Service Fees collected by the guarantee company.

1.8 Guarantee Fund: refers to the fund paid by a Borrower participating in this Scheme to the Special Guarantee Account for compensating the losses suffered by the Lender corresponding to the Borrower participating in this Scheme from overdue repayment of the loan; after the Borrower pays the Guarantee Fund, except that the Lender corresponding thereto is entitled to the Guarantee under this Scheme, the Borrower is not entitled to any other rights and interests of the Guarantee Fund, and the Guarantee Fund that have been paid is not refundable.

1.9 Guarantee Service Fees: refers to the fees collected by Zhengxuan Guarantee from the Borrower participating in this Scheme on the basis of services provided in accordance with this Scheme.

1.10 Special Guarantee Account: for the common interests of Lenders corresponding to Borrowers participating in this Scheme, refers to a special account separately opened by Zhengxuan Guarantee in the name of this Scheme for the specific purpose of depositing the Guarantee Fund. Funds in this account shall be collected and paid in accordance with this Standard Form. The funds in this Special Guarantee Account may be used only for compensating the losses of potential repayments suffered by Lenders corresponding to Borrowers participating in this Scheme to the extent agreed in this Standard Form.

1.11 Working Day: refers to the working day set forth by the laws of the People’s Republic of China (statutory working day).

II. Application for and Participation in the Guarantee Scheme

2.1 A qualified Borrower may participate in this Scheme at the same time when it applies for publishing borrowing needs on the Hexindai Platform.

2.2 When the Borrower completes the execution of relevant business agreements including the Loan Agreement and the Agreement on Borrowing Consulting and Management Services on the Hexindai Platform, it is deemed that the Borrower has participated in this Scheme; and the content of this Standard Form becomes effective on the Borrower after the Borrower makes full payment of the Guarantee Fund in accordance with the provisions of relevant business agreements including the Loan Agreement and the Agreement on Borrowing Consulting and Management Services.

III. Scope of Guarantee

3.1 The Borrower is deemed in arrears if it fails to fully pay the due principal and interests for any installment at the installment repayment date. If the Borrower fails to fully pay the loan principal and interests for the installment in accordance with the provisions of the Loan Agreement within 15 calendar days from the repayment date of any installment, the principal and interests due but unpaid for the current installment will be paid from this Scheme in lieu of the Borrower.

3.2 The loan will be deemed as a default if the Borrower fails to pay the principals and interests for three consecutive installments. If the Borrower fails to fully pay the loan principal and interests in accordance with the provisions of the Loan Agreement within 15 calendar days from the repayment date of the third consecutive installment, the remaining principal lent by but not repaid to the Lender, and the interests unpaid for the third installment in the three consecutive installments, will be paid from this Scheme in lieu of the Borrower.

IV. Rules of Repayment

4.1 When the balance of the Special Guarantee Account is sufficient for covering the overdue principals and interests for the current installment of all Borrowers participating in this Scheme, the overdue principals and interests for the current installment of all breaching Borrowers participating in this Scheme will be paid to the Lenders from the Special Guarantee Account, and the relevant rights and interests, such as the overdue principals and interests for the current installment paid by the Borrowers later, shall be collected to the Special Guarantee Account.

4.2 When the current balance of the Special Guarantee Account is insufficient for covering the overdue principals and interests for the current installment of all breaching Borrowers participating in this Scheme, the

Lenders corresponding to the Borrowers participating in this Scheme shall be compensated in proportion to the overdue principals and interests for the current installment of the respective Borrowers, and the compensation of the current installment for each specific Lender is calculated using the following formula:

Current compensation for a specific Lender = (Current overdue principal and interests of the specific Lender/Sum of overdue principals and interests of all Borrowers participating in this Scheme) x Current balance of the Special Guarantee Account.

Relevant amounts paid by the Borrower performing its repayment obligations later shall be first used to make up the difference in the principal and interests not paid to the corresponding Lender, and the remaining portion shall be paid to the Special Guarantee Account.

V. Implementation of the Scheme

5.1 When the Lender transfers its creditor’s rights, in whole or in part, under the Loan Agreement via the Hexindai Platform, the transferee of such creditor’s rights shall be the new Lender under this Standard Form, and will be entitled to the rights of relevant compensation for the Lender in accordance with this Standard Form.

5.2 Zhengxuan Guarantee makes formal examination according to the funds in and transaction details of the Special Guarantee Account, and to the information about the Borrower, information about the overdue installment of the Borrower, and information about compensation to the Lender provided by Hexindai, but is not responsible for the truthfulness, accuracy, and completeness of relevant information.

5.3 Zhengxuan Guarantee shall not be held liable if the use of the Special Guarantee Account is affected due to operations of the Hexindai Platform per se, or due to regulatory compliance.

5.4 After this Scheme is declared as terminated, in the event of overdue repayment by a Borrower participating in this Scheme, the Lender corresponding to the overdue Borrower participating in this Scheme will be compensated in accordance with the rules of this Standard Form within the limit of the funds remaining in the Special Guarantee Account at the time when this Scheme is declared as terminated, until such remaining funds are used up.

VI. Recourse

The creditor’s rights and relevant rights entitled to by the Lender compensated in accordance with the provisions of this Scheme shall be owned by this risk Guarantee Scheme, and this Company has the right to, on behalf of this Scheme, dispose of the corresponding overdue creditor’s rights by commissioned recourse or transfer of creditor’s rights, and the repayment amounts obtained under such creditor’s rights and relevant rights shall be remitted to the Special Guarantee Account after paying recourse expenses (including but not limited to collection expenses, preservation expenses, preservation guarantee fees, attorney’s fees, investigation expenses, travel expenses, notarization expenses, appraisal costs, costs of action, and expenses of execution).

VII. Governing Law and Dispute Resolution

This Scheme shall be governed by and be construed in accordance with the laws of the People’s Republic of China. In the event of any dispute, the parties related to this Scheme shall first resolve such dispute via friendly negotiation; if the negotiation fails, either party may submit the dispute to a people’s court at the domicile of the

Borrower for resolution via litigation.

VIII. Validity and Termination

This Standard Form becomes effective from the date when it is signed and issued by the Company, and shall be terminated when it is declared as terminated by the Company in accordance with the provisions of the Standard Form.

Shanxi Zhengxuan Finance Guarantee Co., Ltd. (Official stamp)

Date: November 30, 2018